Exhibit 99.1

SUNation Energy RETAINS NASDAQ LISTING

RONKONKOMA, N.Y., June 16 , 2025 - SUNation Energy, Inc. (Nasdaq: SUNE) (“the Company”), a leading provider of sustainable solar energy and backup power solutions for households, businesses, and municipalities, today announced that, by a decision dated June 10, 2025, the Nasdaq Hearings Panel (the “Panel”) made a finding that the Company Is not in violation of Nasdaq Listing Rules 5100 and 5550(a)(2), the “Public Interest Concern” and “Bid Price Rule”, respectively, which were the bases of the non-compliance and delisting notices previously provided to and disclosed by the Company.

Accordingly, the Company is deemed to be in full compliance with the applicable Nasdaq Listing Rules, and the Panel granted the Company’s request for continued listing on The Nasdaq Stock Market LLC (“Nasdaq”) and is closing this matter.

“We appreciate Nasdaq’s thoughtful and considered view of this matter and are very pleased to maintain our listing on Nasdaq,” said Scott Maskin, Chief Executive Officer. “We remain confident in the strength of our business, the scope of opportunities ahead of us, and our outlook for 2025.”

About SUNation Energy, Inc.

SUNation Energy, Inc. is focused on growing leading local and regional solar, storage, and energy services companies nationwide. Our vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage. Our portfolio of brands (SUNation, Hawaii Energy Connection, E-Gear) provide homeowners and businesses of all sizes with an end-to-end product offering spanning solar, battery storage, and grid services. SUNation Energy, Inc.’s largest markets include New York, Florida, and Hawaii, and the company operates in three (3) states.

Forward Looking Statements

Our prospects here at SUNation Energy Inc. are subject to uncertainties and risks. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. The Company intends that such forward-looking statements be subject to the safe harbor provided by the foregoing Sections. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this presentation. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words "believes", "expects", "anticipates", "intends", "estimates", "plans", "projects", "should", or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. We caution readers not to place undue reliance upon any such forward-looking statements. The Company does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in the Company's filings with the SEC which can be found on the SEC's website at www.sec.gov.

Contacts:

Scott Maskin

Chief Executive Officer

(631) 350-9340

IR@sunation.com